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                                                                     EXHIBIT 3.2


             CERTIFICATE OF DESIGNATION, NUMBER, POWERS, PREFERENCES
      AND RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND
            THE QUALIFICATIONS, LIMITATIONS, RESTRICTIONS AND OTHER
             DISTINGUISHING CHARACTERISTICS OF SERIES G CONVERTIBLE
                                PREFERRED STOCK

                                       OF

                                  INTERVU INC.
                                   (DELAWARE)


      INTERVU INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

      FIRST: The name of the Corporation (hereinafter called the "Corporation") is InterVU Inc.

      SECOND: The Restated Certificate of Incorporation of the Corporation (i) authorizes the issuance of 4,650,000 shares of Preferred Stock, $.00l par value (the "Preferred Stock"), of which 250,000 shares have been designated as Series A Convertible Preferred Stock, $.00l par value (the "Series A Preferred Stock"), 400,000 shares have been designated as Series B Convertible Preferred Stock, $.00l par value (the "Series B Preferred Stock"), 400,000 shares have been designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"), 200,000 shares have been designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock"), 400,000 shares have been designated as Series E Convertible Preferred Stock (the "Series E Preferred Stock") and 1,200,000 shares have been designated as Series F Convertible Preferred Stock (the "Series F Preferred Stock") and (ii) expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all or the remaining shares of Preferred Stock in one or more series and to provide by resolution(s) the designations, number, powers, voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

      THIRD: That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of Title 8 of the General Corporation Law, said Board of Directors, acting by unanimous written consent in lieu of a meeting thereof dated as of July 15, 1997, duly ratified, confirmed and approved the designation of 1,280,000 shares of Preferred Stock as Series G Convertible Preferred


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Stock, $.001 par value (the "Series G Preferred Stock"), and to that end the
Board of Directors adopted a resolution providing for the designation, number, powers, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series G Preferred Stock, which resolution is as follows:

      "RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation, hereby authorizes the issuance of up to 1,280,000 shares of Preferred Stock, $.001 par value, of the Corporation, which shall be designated as Series G Convertible Preferred Stock, $.001 par value (the "Series G Preferred Stock"). The Series G Preferred Stock shall have such designation, number, powers, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as follows:

      1. Dividend Provisions. The holders of shares of Series G Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.64 per share per annum, payable quarterly, when, as and if declared by the Board of Directors. The Series G Preferred Stock shall rank on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock as to dividends. Dividends payable on the Series G Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series G Preferred Stock shall be payable on a pari passu basis in accordance with the following sentence. All dividends declared, paid or set apart with respect to the Series G Preferred Stock and any other class or series of stock ranking on a parity as to dividends with such Series G Preferred Stock shall be declared, paid or set apart ratably on a proportionate basis, based on the respective annual dividend rates fixed therefor. All payments due under this Section 1 shall be made to the nearest cent. Dividends on the Series G Preferred Stock shall not be cumulative.

      2.    Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of Series G Preferred Stock shall be entitled to receive, on a pari passu with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, but prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Liquidation Price (as hereinafter defined) for each outstanding share of Series G Preferred Stock, and (ii) an amount equal to all declared but unpaid dividends on each such share. With respect to any Liquidation Event, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock


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shall rank on a parity with each other and shall all rank prior to the Common
Stock. If upon the occurrence of a Liquidation Event the assets and funds thus distributed among the holders of the Series G Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, based upon the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. As used herein, the term "Liquidation Price" shall mean $8.00 for each outstanding share of Series G Preferred Stock.

            (b) After the distribution of all amounts due to the holders of Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock above has been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

      3. Conversion. The holders of Series G Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time nine months after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series G Preferred Stock, into one (1) share of Common Stock, subject to adjustment as set forth in subsection 3(c).

            (b) Mechanics of Conversion. The holder of any shares of Series G Preferred Stock may exercise the conversion right provided in subsection 3(a) as to any shares thereof by delivering to the Corporation the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and such holder shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made, and such date is hereinafter referred to as the "Conversion Date." As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose names the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series G Preferred Stock surrendered for conversion, the Corporation shall


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issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series G Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series G Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

            (c) Adjustments to Conversion Ratio. The ratio for the conversion of Series G Preferred Stock into Common Stock (the "Conversion Ratio") shall be subject to adjustment from time to time as follows:

                  (i) In the event the Corporation should at any time or from time to time after the issuance of the Series G Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision, if no record date is fixed), the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of the Series G Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                  (ii) If the number of shares of Common Stock outstanding at any time after the issuance of the Series G Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such Series G Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

            (d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends), then, in each such case for the purpose of this subsection 3(d), the holder of Series G Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series G Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (e) Recapitalization. If, at any time or from time to time there shall be a recapitalization of the Common Stock (other then a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 4), provisions shall be made so that the holders of Series G Preferred Stock shall thereafter be entitled to receive upon conversion of their Preferred Stock the number of shares of stock or other securities or property of


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the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series G Preferred Stock after the recapitalization to the end that the provisions of this Section
3 (including adjustment of the Series G Conversion Price then in effect and the number of shares purchasable upon conversion of Series G Preferred Stock) shall be applicable after the event as nearly equivalent as may be practicable.

            (f) No Impairment. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series G Preferred Stock against impairment.

            (g) No Fractional Shares and Certificates as to Adjustments. (i) No fractional shares shall be issued upon conversion of the Series G Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                  (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series G Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series G Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series G Preferred Stock.

                  (iii) If any adjustment in the number of shares of Common Stock into which each share of Series G Preferred Stock may be converted required pursuant to this Section 3 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Series G Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Series G Preferred Stock is then convertible. All calculations under this paragraph (iii) shall be made to the nearest one-hundredth of a share.


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            (h)   Notices of Record Date. In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series G Preferred Stock, at least 20 days prior to the date specified therein, notice for specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series G Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series G Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series G Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series G Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series G Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      4. Merger, Consolidation. If at any time there is a merger or consolidation of the Corporation with or into another corporation or other entity or person, or any other corporate reorganization, in which the Corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series G Preferred Stock shall be entitled to receive (on a per share basis) on a pari passu basis with the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, but prior to any distribution to holders of Common Stock, the number of shares of stock or other securities or property to be issued to the Corporation or its stockholders resulting from such reorganization, merger, consolidation or sale in an amount per share equal to the applicable Liquidation Price for the Series G Preferred Stock plus a further amount equal to any dividends declared but unpaid on such shares.

      5. Voting Rights. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C


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Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F
Preferred Stock or Series G Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock, have the right to vote, in the same manner and with the same effect as such holders of Common Stock, as one class.

      6. Status of Converted or Redeemed Stock. In the event any shares of Series G Preferred Stock shall be converted pursuant to Section 3, the shares so converted shall be canceled and shall not be issuable by the Corporation.

      7. Preemptive Rights. The holders of Series G Preferred Stock shall not have any preemptive rights.

      FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series G Preferred Stock and fixing the designation, number, powers, voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, and restrictions thereof shall be deemed to be included in and be a part of the Restated Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law.

      FOURTH: That said determination of the designation, number, powers, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series G Preferred Stock was duly made by the Board of Directors pursuant to the provisions of the Restated Certificate of Incorporation of the Corporation and in accordance with the provisions of the General Corporate Law.


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      IN WITNESS WHEREOF, this Certificate of Designation has been signed by the
Chief Executive Officer and the Secretary of the Corporation, as of this 10th day of October, 1997.

                                       INTERVU INC.


                                       By:  /s/ Harry E. Gruber
                                            ----------------------------------
                                            Harry E. Gruber
                                            Chief Executive Officer

Attest:


/s/ Danielle D. McGee
---------------------------------
Danielle D. McGee
Secretary



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